UNDERWRITING AGREEMENT

                             between

        THE BILTMORE GROUP OF LOUISIANA, L.L.C. ("Issuer")
                         507 Trenton St.
                      West Monroe, LA 71291

                               and

           MMR INVESTMENT BANKERS, INC. ("Underwriter")
                   550 N. 159th East, Suite 300
                         P.O. Box 781440
                   Wichita, Kansas  67278-1440
                          (316) 733-5081
                     Toll Free 1-800-825-2663


                           INTRODUCTION

The Underwriter will provide professional and technical services in preparing a bond issue for the Issuer.

                              AMOUNT

The Bond Issue shall be in the aggregate amount of $9,900,000.00 and shall be designated as follows:

Series 1999-I (Minden Project)            $1,800,000.00  Co-First Mortgage
Series 1999-II (Oak Creek Project)        $2,700,000.00  Co-First Mortgage
Series 1999-III (Bastrop Project)         $1,800,000.00  Co-First Mortgage
Series 1999-IV (Farmerville Project)      $1,800,000.00  Co-First Mortgage
Series 1999-V (Natchitoches Project)      $1,800,000.00  Co-First Mortgage


                             SECURITY

The addresses of the properties securing the Series 1999-I, II, III, IV and V Bonds are as follows:

Series 1999-I      The Minden Project will be located on 5.72 acres of land
                   on the North side of Germantown Road just South of Country
                   Club Drive within the City of Minden, Louisiana.

Series 1999-II     The Oak Creek Project is located on 2.8 acres of land at
                   78 Canyon Diablo Road just outside the City of Sedona,
                   Arizona and within the Village of Oak Creek.

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Series 1999-III    The Bastrop Project will be located on 3.35 acres of land
                   at 10280 Boswell Drive just outside the city limits of Bastrop, Louisiana.

Series 1999-IV     The Farmerville Project will be located on approximately 4 acres of land on the West side of Louisiana Highway 33 just outside the city limits of Farmerville, Louisiana.

Series 1999-V      The Natchitoches Project will be located on approximately
                   4 acres of land on the East side of Louisiana Highway
                   1 just oustide the city limits of Natchitoches, Louisiana.


                           ISSUER'S RESPONSIBILITIES

The Issuer agrees to:

       1. The Issuer shall complete the prospectus information forms, and provide any other information requested by the Underwriter. An independent audit performed by a Certified Public Accountant will be required.
       2. Engage an attorney to prepare a legal debt letter, secure a title insurance policy in the amount of the Bond Issue and to review the necessary legal documents, including, but not limited to, the Resolution authorizing the Bond Issue and the Trust Indenture.
            This work shall be completed in a manner and within a time period satisfactory to the Underwriter. The Issuer shall pay the attorney's fees.
      3. Furnish to the Underwriter a certified copy of its Articles of Organization, its Operating Agreement, and any other forms required by the Underwriter and the Securities Commission of its state or any other state in which it wishes to sell the bonds.
       4. Furnish appraisals of its properties and improvements to the Underwriter. The Underwriter may require MAI appraisals. The Issuer agrees to pay all expenses of the appraisals.
       5. Engage a paying agent, registrar, and independent trustee, selected by the Underwriter. The Issuer agrees to pay any expenses pertaining to these services.
       6. Prior to the delivery of the bonds, execute the Trust Indenture and cause it to be recorded in all places required by law and as may be agreed upon by the Underwriter and the Issuer. The Issuer shall take such steps as necessary to make the Indenture a valid obligation of the Issuer and a lien on and security interest in the property owned by the Issuer and included in the lien of the Indenture. The Issuer agrees that the Bonds will be secured by a first mortgage on the properties or in a co-first mortgage position with the interim/construction lenders.
        7. The Issuer shall pay the expenses of furnishing the title insurance, the filing and recording fees, the Attorney's fees, the Appraiser's fees, the Accountant's fees (if any), all Trustee's fees, any registration, recording or mortgage taxes levied on bonds by either state or federal government bodies and any registration and licensing fees required by any regulatory body, any state or the federal government.
        8. Furnish the Underwriter copies of the architectural and construction contracts, final plans and specifications, and detail of all bids.
        9. The Issuer shall pay all expenses related to all local Investment Seminars.

       10. The Issuer is responsible to begin making Sinking Fund Payments the week of the Issue Date for each Series of Bonds.
       11. The Issuer agrees to set up a Bond Reserve Account in an amount equivalent to six months of Sinking Fund Payments of each Series of Bonds to be controlled and used by the Trustee to pay principal and interest due on the bonds, should the Issuer ever be in an event of default on the bond issue. This Bond Reserve Account shall be in effect for a period of seven and one half (7 1/2) years from the date of issue of the Series 1999-III Bonds, and at the end of the seven and one half (7 1/2) years, the Bond Reserve Account will be used to call bonds provided the Issuer is current on all Sinking Fund payments. The Issuer will establish the Bond Reserve Account from sale of the bonds. In addition, the first six months of the Initial Operating Fund Payments will be funded from the initial proceeds from the sale of the bonds.
       12. The Issuer agrees that it shall not contact any person listed in the records of the Underwriter as a Customer of the Underwriter for any reason whatsoever. This provision shall not be construed to prohibit the Issuer from providing any reports or notification to securities holders that may be mandated by any federal or state laws or regulations.


                             UNDERWRITER'S RESPONSIBILITIES

The Underwriter agrees to:

       1.   Furnish the preliminary organizational material to the Issuer.
       2. Set the interest rates and calculate the maturity schedule just prior to filing the issue with theproper regulatory bodies.
       3. Furnish a printed prospectus prepared from the information provided by the Issuer.
       4.   Process all information sent to the Underwriter by the Issuer.
       5. Make appropriate filings with all regulatory bodies on behalf of the Issuer. The Issuer agrees to pay all costs of these filings.
       6. Will offer and sell the Bonds on a "best efforts" basis at the public offering price of $250 per Bond, or integral multiples thereof.


                    DEPOSIT OF PROCEEDS FROM BOND SALES

The Issuer agrees to deposit proceeds from the sale of the bonds pursuant to the Trust Indenture. Any funds received by the Underwriter subject to the terms of the Trust Indenture will be delivered to the bond proceeds account no later than 12:00 noon the next business day following receipt. The Underwriter shall instruct investors to make their checks payable to the Registrar. If there is an escrow, then the Underwriter will instruct investors to make their checks payable to the Escrow Agent.

                              FUTURE BOND ISSUES

In accordance with the Trust Indenture, additional bonds may be issued from time to time on a par and equality basis with the same underlying security, (plus improvements), provided the proceeds are used to enhance the existing project, to make additional improvements, to purchase more land, or to refinance indebtedness. The Underwriter shall have the first right of refusal for any additional financing and/or refinancing for the Issuer involving the Properties that secures the Bonds for a period not to exceed three years from date of issue on the first Series of Bonds.


                                     FEES

The Issuer agrees to pay the Underwriter an investment banking fee of 1.3% of the aggregate amount of the bond issue ($128,700.00). The investment banking fee is due in full prior to filing the bond issue with the regulatory agencies.

In the event the issue is canceled prior to the issuance of the Bonds, the Underwriter shall be entitled to the above fee only to the extent of its actual, accountable out-of-pocket expenses, upon submission to the Issuer a listing of these expenses. These expenses may include, but are not limited to legal fees, travel, telephone, photo copies, postage and printing. If the Issuer terminates this Agreement for any reason not enumerated in the section entitled "Termination", such action shall be considered a material breach of this Agreement and the Issuer shall be liable to the Underwriter for the amount of the investment banking fee for out-of-pocket expenses for services rendered and not as a penalty.

In addition to the investment banking fee, the Issuer agrees to pay the Underwriter one of the following concessions:

     Processing fee of 1% of the face amount of each bond sold to the Constituents of the Issuer;

     Concession of 5% of the face amount of each bond sold to clients of the Broker;

     Concession of 6% of the face amount of each bond sold through certain selected members of the National Association of Securities Dealers, Inc. through a Selling Group Agreement.

All bond sales are on a best efforts basis. The concession shall be deducted from the sale price of each bond by the Registrar and forwarded to the Underwriter.

The Custodian of the Bond Proceeds Account is authorized to pay MMR Investment Bankers, Inc. any fees and/or brokerage concessions due them according to the priority of disbursements as set forth in the Trust Indenture and Prospectus. In the event the issue is canceled, the Underwriter shall be entitled to the above fee to the extent of its costs, including due diligence and consulting costs incurred by the Registered Representative, and costs paid on behalf of the Issuer, upon submission to the Issuer of a listing of these costs.

                                 SYNDICATION

The Underwriter may offer these bonds for sale to and through certain selected members of the National Association of Securities Dealers, Inc.


                              INDEMNIFICATION

The Issuer will indemnify and hold harmless the Underwriter, its agents and each person, if any, who controls the Underwriter within the meaning of the Securities Act of 1933 (the "Act") against any losses, claims, damages or liabilities, joint or several, to which they may become subject, under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any drawings, pictures, opinions of counsel or appraisals furnished by the Issuer to the Underwriter or caused by the failure or refusal of the Issuer to furnish such information to the Underwriter, any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, the Prospectus, or any amendment or supplement thereto or any related preliminary prospectus, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; and will reimburse the Underwriter and each such controlling person for any legal or other expenses reasonably incurred by the Underwriter or such controlling person in connection with investigating or defending any such loss, claim, damage, liabilities or action; provided, however, that the Issuer will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or omission made in any of such documents in reliance upon and in conformity with written information furnished to the Issuer by the Underwriter specifically for use therein; provided, however, that the indemnification contained in this paragraph with respect to any preliminary prospectus shall not inure to the benefit of the Underwriter (or of any person controlling the Underwriter) on account Of any such losses, claims, damages, liabilities or expenses arising from the sale of the Bonds by the Underwriter to any person if a copy of the Prospectus
(as amended or supplemented if any amendments or supplements thereto shall have been furnished to such Underwriter prior to the written confirmation of the sales involved) shall not have been given or sent to such person, if required by law, by or on behalf of the Underwriter with or prior to the written confirmation of the sale involved, and the untrue statement or omission of a material fact contained in such preliminary prospectus was corrected in the Prospectus (as amended or supplemented if amended or supplemented as aforesaid). This indemnity agreement will be in addition to any liability which the Issuer may otherwise have.

The Underwriter will indemnify and hold harmless the Issuer, each of its directors, each of its officers who has signed the Registration Statement and each person, if any, who controls the Issuer within the meaning of the Act, against any losses, claims, damages or liabilities to which the Issuer or any such director, officer or controlling person may become subject, under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, the Prospectus or any amendment or supplement thereto, or any related preliminary prospectus, or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Issuer by the Underwriter specifically for use therein; and will reimburse any legal or other expenses reasonably incurred by the Issuer or any such director, officer or controlling person in connection with investigating or defending any such loss, claim, damage, liability or action. This indemnity agreement will be in addition to any liability with the Underwriter may otherwise have.

Promptly after receipt by an indemnified party under this Section of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section, notify the indemnifying party of the commencement thereof, but the omission so to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party otherwise than under this Section. In case any such action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation. The indemnified party shall have the right to employ its counsel in any such action, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the employment of the counsel by such indemnified party has been authorized by the indemnifying party, (ii) the indemnified party shall have reasonably concluded that there may be conflict of interest between the indemnifying party and the indemnified party in the conduct of the defense of such action (in which case the indemnifying party shall not have the right to direct the defense of such action on behalf of the indemnified party) or (iii) the indemnifying party shall not in fact have employed counsel to assume the defense of such action, in each of which cases the fees and expenses of such counsel shall be at the expense of the indemnifying party. An indemnifying party shall not be liable for any settlement of any action or claim effected without its consent.


                                  TERMINATION

This agreement may be terminated by the Underwriter without liability to the Underwriter if, prior to the time of delivery of any bonds any substantial change in the financial position of the Issuer or in the existing operating, political, international, economic or market conditions shall have taken place, which in the judgment of the Underwriter makes it impractical to market the bonds. The Underwriter may also terminate this agreement if the Issuer becomes one month delinquent in any Sinking Fund Payment, or fails to comply with any of the provisions of this agreement.

This agreement may be terminated by the Underwriter or the Issuer without liability if, after the date of this agreement the Issuer sustains a substantial loss on account of fire, accident or other act of God, or in the case of war or other national emergency makes it impractical in the judgment of the Underwriter or the Issuer to sell the bonds. The Underwriter or the Issuer may also terminate this agreement without liability if registration or exemption from registration from any state or regulatory body is finally denied after a good faith effort on the part of the Issuer and the Underwriter to obtain such registration or exemption from registration. If the Issuer terminates this Agreement for any reason not enumerated in the section entitled "Termination", such action shall be considered a material breach of this Agreement and the Issuer shall be liable to the Underwriter for the amount of the investment banking fee for out-of-pocket expenses for services rendered and not as a penalty.

It is understood that no agreements will exist between MMR Investment Bankers, Inc., its officers, agents, employees, and/or registered representatives and the Issuer other than that which is in written form, signed by the authorized signatories of the Issuer and MMR Investment Bankers, Inc.

This agreement must be approved by an officer of the Underwriter. Prior to signing by an officer, there will be an analysis of the Issuer's ability to perform the proposed contract by the loan committee of the Underwriter. This agreement constitutes a binding contract. Please read it carefully before signing.


                            CONCLUSION AND VENUE

This written agreement represents the entire agreement and understanding between the Underwriter and the Issuer. This agreement, and any legal action brought to enforce its provisions shall be governed by the laws of the State of Kansas. The parties mutually agree that venue for any legal action on this agreement shall be in El Dorado, Butler County, Kansas.


Date: 2-10-1999
     ------------------

/S/JOANNE CALDWELL-BAYLES
------------------------------------------
Signed by Managing Member

Issuer's Name:  The Biltmore Group of Louisiana
Address:        507 Trenton Street
                West Monroe, LA 71291
Phone:          (318) 323-2115


/S/JERRY MARTIN
------------------------------------------------
Approved by MMR Investment Bankers, Inc. Officer

This agreement must be approved by an officer of MMR. Prior to signing by an officer, there will be an analysis of the Issuer's ability to perform the proposed contract by the loan committee of MMR. This agreement constitutes a binding contract. Please read it carefully before signing.